Exhibit 99.1

West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345 mike_anderson@westpharma.com	Media: Schwartz Communication Liza Heapes 781-684-0770 westpharma@schwartz-pr.com	Investors and Financial Media: Financial Dynamics Julie Huang (212) 850-5628 wst@fd-us.com

West Pharmaceutical Services, Inc and The Tech Group

Announce Acquisition Agreement

Move Expands West Pharmaceutical Services Presence in Healthcare Markets

Lionville, PA, and Scottsdale, AZ April 29, 2005 – West Pharmaceutical Services, Inc. (NYSE: WST) and The Tech Group today announced a definitive agreement for West to acquire the business assets of The Tech Group, Inc., a privately owned company headquartered in Scottsdale, AZ. The Tech Group manufactures plastic components and assemblies for the pharmaceutical, medical device, consumer products and personal care markets. The transaction remains subject to clearance under the Hart-Scott-Rodino Act but is expected to close in May 2005.

West will pay $140 million in cash for the assets, which include nine production facilities in Arizona, Michigan, Indiana, Puerto Rico, Mexico and Ireland. West will not acquire The Tech Group’s ownership interest in Tech Group Asia. A portion of the purchase price is deferred and contingent on the performance of the business in 2005 and 2006. The acquisition will be financed from available cash and new bank and private lender debt. West anticipates that The Tech Group’s business will add between $0.02 and $0.05 to its diluted earnings per share for 2005 on sales for the remainder of the year of approximately $70 million. If combined for all of 2005, West’s U.S. plastics molding business and the acquired business would generate estimated sales of $180 million.

“This acquisition is a key part of our strategy to create a platform for sustainable growth that leverages our global position in the healthcare markets, in addition to our manufacturing and regulatory expertise,” commented Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “West’s goal for this acquisition is to make sure that The Tech Group continues to have the resources and operating focus to deliver on its commitments to its customers while expanding future opportunities through West’s global presence and customer base. As a result of this acquisition, West will be positioned as a significant player in manufacturing high-precision plastic components and devices for the medical and consumer markets.”

Steve Uhlmann, Chairman of The Tech Group, added, “We believe the acquisition by West Pharmaceutical Services provides a wider and more stable global footprint for both businesses.

As a combined business, The Tech Group and West Pharmaceutical Services will be positioned as a key player in the growing medical device and consumer markets.”

The Tech Group will maintain its current business and operating structure through an interim period and will report to Dr. Morel. The Tech Group business and management team will remain headquartered in Scottsdale, AZ.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com

About The Tech Group

The Tech Group offers contract manufacturing solutions for the medical, and consumer industries Its customers include leaders in the healthcare, packaging and consumer/technology industries. The Tech Group is one of the largest, privately held custom contract manufacturers in the plastics industry. Founded in 1967, The Tech Group has achieved over 30 years of consecutive sales growth. It strategically supports many Fortune 500 companies.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release or in other company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand; obtaining the necessary governmental consents to the acquisition of The Tech Group; the availability of required financing; the timing and commercial success of customers’ products incorporating the combined companies’ products and services; maintaining or improving production efficiencies and overhead absorption; competition from lower cost providers, particularly in the European market; the Company’s ability to develop and market value-added products; the average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the US dollar in relation to other currencies, particularly the Euro, UK pound, Danish Krone and Singapore Dollar; inflation; US and international interest rates; returns on pension assets in relation to the expected returns employed in preparing the Company’s financial statements; raw material price escalation, particularly petroleum-based raw materials and energy costs; the resolution of Kinston-related litigation and the adequacy of related insurance coverage; realization of the Company’s investment in the clinical services operation upon disposition; anticipated legislation that would amend the US Internal Revenue Code, clarifying the treatment of deemed paid taxes under the repatriation incentive included in the American Jobs Creation Act of 2004.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

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